AMERICAN
                              ELECTROMEDICS CORPORATION

        SUMMARY: AMERICAN ELECTROMEDICS CORP. (OTC:BB) COMPLETES $1 MILLION FINANCING THROUGH A PRIVATE PLACEMENT OF COMMON STOCK AND ALSO ISSUES COMMON STOCK UPON THE CONVERSION OF $720,000 PRINCIPAL AMOUNT OF ITS CONVERTIBLE SUBORDINATED DEBENTURES DUE OCTOBER 31, 1999.

        FOR IMMEDIATE RELEASE:                  CONTACT:  MICHAEL T. PIENIAZEK
                                                          PRESIDENT
                                                          (603) 880-6300

        AMHERST, NEW HAMPSHIRE, DECEMBER 9, 1997..... AMERICAN ELECTROMEDICS
        CORP. (OTC BULLETIN BOARD:AMER), announced today that it had completed a private placement of 1,030,000 shares of common stock at a price of $1.00 per share, or an aggregate of $1,030,000. The Company also issued 720,000 shares of common stock upon the conversion of the entire issue of $720,000 principal amount of its 14% Convertible Subordinated Debentures due October 31, 1999 (the "Debentures"). The Company had reduced the conversion price of the Debentures to $1.00 per share from $3.75 per share in its efforts to raise additional equity capital.

        Michael T. Pieniazek, President, said that "as a result of the $1.03 million cash infusion and reduction in long term debt, the Company is aggressively moving forward on its business plan which includes expanding its acquisition program and providing working capital to support its expansion into the dental marketplace with our Viola[TM] intraoral camera system which was recently introduced in the U.S. on November 30, 1997 at the Greater New York Dental Meeting. With our strengthened financial position and our entry into the dental camera business, we are excited about the future."

        The Viola[TM] dental camera system is the world's most portable intraoral camera and incorporates unique advancements in intraoral camera technology. This innovative technology, developed by the Company's German-based affiliate, Rosch GmbH Medizintechnik, and distributed in Europe and Asia will enable the Company to move forward into other areas which require the use of high quality optical cameras and substantiates its commitment to being the technology leader. The Company is committed to bringing to the medical community products of innovation and superiority.

        THE REMARKS CONTAINED IN THIS PRESS RELEASE AND PRESENTED ELSEWHERE BY MANAGEMENT FROM TIME TO TIME CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THIS PRESS RELEASE OR IN OTHER FORWARD-LOOKING STATEMENTS PRESENTED BY MANAGEMENT. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE FAILURE OF REVENUE ON NEW PRODUCTS TO DEVELOP AS ESTIMATED, REGULATORY DELAYS, LOSS OF EXISTING CUSTOMERS, THE ABILITY TO RAISE ADDITIONAL FUNDS ON TERMS FAVORABLE TO THE COMPANY, GENERAL DOWNWARD TRENDS IN THE COMPANY'S INDUSTRY, CHANGES IN FOREIGN ECONOMIC CONDITIONS OR CURRENCY FLUCTUATIONS AND OTHER RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SEC.

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